EXHIBIT 99.1

ICAHN ENTERPRISES L.P.

To the Unitholders of Icahn Enterprises L.P.:

I am pleased to report that Icahn Enterprises had a banner year in 2013, with revenues of approximately $21 billion and net income attributable to Icahn Enterprises of $1.025 billion, or $9.07 per LP unit, an increase of 144% over 2012. For the full year 2012, revenues were approximately $16 billion and net income attributable to Icahn Enterprises was $396 million, or $3.72 per LP unit. In addition, we dramatically improved our liquidity profile and investor base through various equity offerings resulting in approximately $600 million of new equity. In January of 2014, we entered into a debt refinancing transaction that resulted in a reduction of our interest expense by approximately $354 million over the next four years.1

I believe our success demonstrates the merits of our activist strategy. Although our approach to pursuing shareholder value has often been criticized over the years, the number of recent articles in academic and financial publications hailing the virtues of activism suggests that public opinion has finally started shifting in our direction. It is finally being understood that mediocre management and lack of accountability at our nation's companies should, and must be, dealt with, and that activism enhances value for all shareholders. But perhaps more importantly, I believe activism makes our companies stronger and more competitive in the world marketplace.

That activism works is no surprise to us, of course. We have employed an activist strategy throughout our operations for many years. For us, implementing that strategy can involve a broad range of approaches, from influencing the management of a target to take steps to improve shareholder value, to acquiring a controlling interest or outright ownership of the target company in order to implement changes that we believe are required to improve its business, and then operating and expanding that business. I am proud to say that a major contributor to our returns has been the companies over which we have attained control. At these companies, we believe we have done away with mediocre CEOs and wasteful bureaucracy, which I am sad to say, with many exceptions, is too prevalent in corporate America today. This activism has brought about very strong returns over the years, as demonstrated in the table below:

Period	Icahn Enterprises LP	Berkshire Hathaway Inc	Leucadia National Corp	Loews Corp	S&P 500 Index	Dow Jones Industrial Index	NASDAQ Composite Index	Russell 2000 Index
12/31/1999 - 12/31/2013	1662%	217%	315%	439%	64%	101%	16%	177%
12/31/2003 - 12/31/2013	690%	111%	102%	214%	104%	105%	133%	138%
12/31/2008 - 12/31/2013	389%	84%	53%	77%	128%	117%	181%	150%
12/31/2010 - 12/31/2013	246%	48%	3%	26%	57%	55%	64%	55%
12/31/2012 - 12/31/2013	158%	33%	24%	19%	32%	30%	40%	39%

(1)
The foregoing table shows returns for one-, three-, five- and ten-year periods and for the period since the beginning of 2000. Returns for these periods are not necessarily indicative of returns for all periods since our inception or for future periods. All values (i) are based on trading prices of IEP depositary units, comparable company shares and indices as of February 28, 2014, (ii) assume reinvestment of distributions or dividends into additional depositary units, shares and indices and (iii) take into account in-kind distributions of depositary units or shares.

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1Projected interest expense savings includes approximately $103 million in 2014, $112 million in 2015, $69 million in 2016, $68 million in 2017 and $2 million through January 15, 2018 and does not take into account one-time refinancing costs of approximately $143 million.

In 2000, we began to expand our business beyond our traditional real estate activities, and to fully embrace our activist strategy. On January 1, 2000, the closing sale price of our depositary units was $7.625 per depositary unit. On February 28, 2014, our depositary units closed at $111.22 per depositary unit, representing an increase of approximately 1,691% since January 1, 2000 (including reinvestment of distributions into additional depositary units and taking into account in-kind distributions of depositary units). Comparatively, the S&P 500, Dow Jones Industrial and Russell 2000 indices increased approximately 66%, 99% and 182%, respectively, over the same period (including reinvestment of distributions into those indices).

Today, we are a diversified holding company owning subsidiaries engaged in the following operating businesses: Investment, Automotive, Energy, Metals, Railcar, Gaming, Food Packaging, Real Estate and Home Fashion.

Below are brief updates on our various operating segments, including examples of how we have employed our activist strategy throughout our business.

Investment Segment

We invest our proprietary capital through various private investment funds which comprise our Investment Segment. Returns for the year ended December 31, 2013 were approximately 31%. I believe these results are especially compelling due to the extent of our hedging activities. Eliminating the effects of hedging, returns for the year ended December 31, 2013 would have been approximately 65%, as compared to 32% for the S&P 500 Index. In addition, our Investment Segment is off to a good start in 2014, with returns of approximately 4.8% through February 28, 2014, as compared to 1.0% for the S&P 500 Index.

As of February 28, 2014, we have significant positions in various investments, which include Apple Inc. (AAPL), Forest Laboratories (FRX), eBay Inc. (EBAY), Chesapeake Energy (CHK), Herbalife Ltd. (HLF), Netflix (NFLX), Transocean Ltd. (RIG), Nuance Communications, Inc. (NUAN), Talisman Energy Inc. (TLM), Hologic Inc. (HOLX) and Navistar International Corp. (NAV). The Funds employ an activist strategy that seeks to unlock hidden value through various tactics. Following is an example of the most recent use of this approach by the Funds:

Forest Laboratories. We were extremely pleased with the announcement in February that Forest Laboratories (“Forest”) is to be acquired by Actavis Plc (“Actavis”) in a transaction that valued Forest at approximately $89.48 per share. This is a big win for Forest shareholders and, we believe, another validation of the activist investment philosophy in general. An investor that had bought Forest shares on November 16, 2009, the date the Funds’ investment in the company was first made public, and held those shares through the date that the Actavis deal was announced, would have paid $28.97 per share and realized a total return of 209% (as compared to a total return of 84% for the S&P 500 Index over that same period). The annualized return for this investment would have been over 30% (as compared to an annualized return of 15% for the S&P 500 Index over that same period). Over the period since the Funds’ began purchasing the stock through the date that the Actavis deal was announced, the common shareholders of Forest enjoyed an aggregate gain in market value of almost $17 billion (including share repurchases), an increase of over 193%. Through February 28, 2014, the gain on the Forest investment for the Funds in our Investment segment and their affiliates is approximately $1.9 billion. We believe that our activism - which included, among other things, two proxy contests and a settlement with the company that obviated a third, through which we were ultimately able to cause the election of two new directors, as well as our work to bring in a new Chief Executive Officer - did much to help bring about that great result.

Energy Segment

Several of our operating businesses started out as investment positions in debt or equity securities, held either directly by our Investment segment or by me. Those positions ultimately resulted in control or complete ownership of the target company. Most recently, we acquired a controlling interest in CVR Energy, Inc. (‘‘CVR’’), which started out as a position in our Investment segment and is now an operating subsidiary that comprises our Energy segment. The recent acquisition of CVR, like our other operating subsidiaries, reflects our opportunistic approach to value creation, through which returns may be obtained by, among other things, promoting change through minority positions at targeted companies in our Investment segment or by acquiring control of those target companies that we believe we could run more profitably ourselves.

CVR, which owns a petroleum refining and nitrogen fertilizer business, accounted for $289 million or 28% of the Net Income Attributable to Icahn Enterprises in 2013. We acquired a controlling interest in CVR in May, 2012 through a tender offer in which we acquired 82% of its common shares. We believe CVR exemplifies the benefits of applying activist strategies within our own businesses. We successfully unlocked value at CVR by restructuring the oil refinery business as a master limited partnership (“MLP”). In 2013, we completed an initial public offering as well as a secondary offering of the refining MLP, completed a secondary offering of the fertilizer MLP, and returned over $1.2 billion of cash to shareholders in dividends. As of February 28,

2014, based on the closing price of CVR stock and distributions since we acquired control, the stock has increased by 82% and we had gains of approximately $1.7 billion.

From an operating perspective, CVR performed very well in 2013, which was one of the most profitable years in CVR’s history. We are optimistic about CVR in 2014 in that we believe that CVR is poised to benefit from the rapidly increasing crude oil production in the mid-continent of the United States, which is growing annually by approximately 1.0 million barrels per day, a trend that we expect to continue for the immediate future.

Automotive Segment

Federal-Mogul Corporation (“Federal-Mogul”) is a leading global supplier of vehicle and industrial products for fuel economy, emissions reduction and safety systems. Federal-Mogul accounted for $283 million or 27% of the Net Income Attributable to Icahn Enterprises in 2013. In 2012 we restructured Federal-Mogul into two segments, Powertrain and Vehicle Component Systems (“VCS”), in order to better align these businesses with the distinct needs of each segment’s customers.

During 2013, the Powertrain segment sharpened its focus on highly engineered core engine components tied to fuel economy and emissions. We shed several non-core product categories, continued restructuring our production footprint to best cost locations, and we continued to invest in leading technology. We believe we are gaining market share and with a large portion of the business tied to European light vehicle and global commercial vehicle sales, Federal-Mogul is poised to grow earnings as these two markets recover from their current downturn.

In VCS, we continue to invest for the long term. In 2013, we stabilized the financial performance and now see many opportunities to improve financial performance. We are focused on improving the distribution system to better serve our customers, improving our manufacturing footprint, expanding our portfolio of leading products, capitalizing and strengthening our strong aftermarket brands, and expanding globally in high growth markets. In January 2014, we announced two acquisitions that we believe will strengthen our position in two of our core product categories. Our objective is to be the category leader in each of our core product lines, in terms of quality, innovation, coverage and value.

Railcar Segment

Our Railcar segment is composed of our ownership interests in American Railcar Industries, Inc. (“ARI”), a leading North American designer and manufacturer of tank and covered hopper railcars, and American Railcar Leasing (“ARL”), one of the largest lessors of tank and covered hopper railcars in the United States. Combined, these two businesses contributed $27 million to Net Income Attributable to Icahn Enterprises in 2013.

ARI and ARL’s two main railcar segments are the two strongest segments for railcar demand and make up 77% of all railcars delivered in 2013 and 92% of the order backlog as of December 31, 2013. As discussed previously, United States crude oil production is growing annually by approximately 1.0 million barrels per day. Oil producers and refiners have turned to transporting crude oil by railcar rather than by pipeline due to the quicker time to market, lower capital cost, and the ability to get mid-continent crude oil to coastal areas where pipelines do not reach. This environment has created significant demand for tank railcars to transport crude oil and manufacturing backlogs extend out for several years. In addition, investments in petrochemical plants have increased due to low energy prices and demand for covered hopper railcars is expected to be strong for several years.

ARI produced records profits in 2013. Net Income increased 36% driven by strong demand and pricing of tank railcars and income from ARI’s growing lease fleet. With a multi-year backlog of 8,560 railcars, continued strong demand for tank railcars, and growing demand for new covered hopper cars, 2014 is on track to be another strong year for ARI.

Icahn Enterprises acquired 75% of ARL in 2013 and combined ARL with the lease fleet of Icahn Enterprises. ARL has a well-diversified fleet of approximately 30,000 railcars and is well positioned to take advantage of the increasing demand for tank and covered hopper railcars. ARL is projected to generate $235-$245 million of EBITDA and provide a stable recurring source of cash flow for Icahn Enterprises.

Food Packaging Segment

Viskase is a worldwide leader in the production and sale of cellulosic and other casing used for hot dogs, sausages, and other processed meats. In 2013, Viskase contributed $17 million to Net Income Attributable to Icahn Enterprises. Since becoming part of IEP in 2010, we have invested in expanding capacity and finishing facilities to meet the growing demand from emerging markets. Sales to emerging markets have grown an average of 12.5% per year since 2008 and now account for over 50% of Viskase’s total sales. 2013 was the first full year of benefits from these investments and we were able to grow revenue by 8%

(15% in emerging markets) and Adjusted EBITDA by 15%. In addition, we were able to refinance Viskase’s debt at attractive rates in January 2014. We believe Viskase remains well positioned to take advantage of the emerging market growth opportunities.

Gaming Segment

Tropicana Entertainment Inc. (“Tropicana”) is a leading regional gaming company that owns and operates eight properties in seven regional markets. In 2013, Tropicana contributed $13 million to Net Income Attributable to Icahn Enterprises. Tropicana is poised to grow and in 2013, we announced the purchase of Lumière Place Hotel and Casino and the Four Seasons Hotel in St. Louis, which is expected to close in early 2014. This transaction adds a stable regional property to diversify our portfolio and we opportunistically will pursue other attractive transactions.

Metals Segment

PSC Metals, Inc. (“PSC”) is one of the largest independent metal recycling companies in the United States. 2013 results were impacted by lower U.S. steel production and weakness in the scrap metal export market, which diverted scrap metal that is usually exported from the east coast into PSC’s regional markets. However, PSC’s operations are located in attractive geographies with increasing demand for scrap metal. We made several management changes at the company and are focused on returning the company to profitability.

Home Fashion Segment

WestPoint Home, Inc. is one of the largest suppliers of home textiles products in the United States. Restructuring of the business and manufacturing footprint has been largely completed and the company is now intent on growing sales. We plan on growing our business with several core customers and further developing our branded businesses, both with owned brands and licensed brands.

Real Estate Segment

Our Real Estate Segment consists of rental real estate, property development and associated resort activities. Rental real estate is primarily a net lease portfolio of office, retail, and industrial properties and provides a stable source of cash flows. Property development and resort operations are focused on the sale of single and multi-family houses and we have seen increasing sales activity at our development properties.

* * * * * * * * * *

We look forward to another successful year in 2014. We are already off to a great start. It is our belief that our strategy will continue to produce strong results into the future, and that belief is reflected in the action of our board of directors, which announced on March 3, 2014, the decision to increase our annual distribution from $5.00 per depositary unit to $6.00 per depositary unit. As previously announced, I have informed our board of directors that I currently intend to elect to receive this increase in the distribution in additional depositary units rather than cash for the foreseeable future.

Our history demonstrates that the greatest opportunity to make money for our unitholders is to gain control of badly managed companies with undervalued assets. We have made billions of dollars through the purchase of oil and gas properties, casinos and other businesses, many of which remain part of our operating segments. There are a number of valuable jewels in many of America’s companies today, unfortunately buried under mediocre management and corporate bureaucracy. Once these are removed, we have found that the jewels can often shine brightly. In my opinion, activism not only enhances value for all shareholders but, when practiced properly on a macro level, will make the assets of our companies more productive and competitive and will hopefully help to pull our economy out of its current doldrums and make the continued printing of money unnecessary.

We believe that great opportunities lie ahead for IEP, especially in light of today’s economic environment. We believe that the strong cash flow and asset coverage from our operating segments will allow us to maintain a strong balance sheet and ample liquidity. In our view, Icahn Enterprises is in a virtuous cycle. We believe that our depositary units will give us another powerful activist tool, allowing us both to use our depositary units as currency for tender offers and acquisitions (both hostile and friendly) where appropriate. All of these factors will contribute to making our activism even more efficacious, which we expect will enhance our results and stock value. We are optimistic about the investment opportunities we are seeing across our operating segments and we believe that the future of IEP is very bright.

Thank you for your continued support.

March 3, 2014                Carl C. Icahn
Chairman of the Board

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Results for any interim period are not necessarily indicative of results for any full fiscal period. This letter contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the funds we manage, losses in the funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data included herein from our and our subsidiaries’ own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, and we do not make any representation as to the accuracy of such information. Similarly, we believe our and our subsidiaries’ internal research is reliable, but it has not been verified by any independent sources.